Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 (312) 782 0600 F: +1 (312) 701 7711 mayerbrown.com

October 13, 2026 Bridgecrest Auto Funding LLC 1720 W. Rio Salado Parkway Tempe, Arizona 85281

Re:	Bridgecrest Auto Funding LLC Registration Statement on Form SF-3 (No. 333-297422)

Ladies and Gentlemen:

We have acted as special tax counsel to Bridgecrest Auto Funding LLC (the “Seller”) and Bridgecrest Acceptance Corporation (“BAC”) in connection with the above-captioned Registration Statement (the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes, the Class C Auto Loan Asset Backed Notes and the Class D Auto Loan Asset Backed Notes (collectively, the “Offered Notes”) and the issuance of the Class E Auto Loan Asset Backed Notes (together with the Offered Notes, the “Notes”) described in the final prospectus dated October 8, 2026 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Bridgecrest Lending Auto Securitization Trust 2026-4 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement (as amended, restated or otherwise modified, the “Trust Agreement”) between the Seller and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer, Bridgecrest Lending Auto Securitization Grantor Trust 2026-4 and Computershare Trust Company, National Association, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Offered Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and the Indenture (including the form of the Offered Notes included as an exhibit thereto) and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown llp

Bridgecrest Auto Funding LLC

October 13, 2026

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent that the statements set forth in the Prospectus forming part of the Registration Statement (to the extent they relate to U.S. federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material Federal Income Tax Considerations” constitute matters of U.S. federal income tax law or legal conclusions with respect thereto relating to U.S. federal tax matters, and to the extent such statements expressly state our opinions or state that our opinions have been or will be provided as to the Offered Notes, we hereby confirm and adopt the opinions set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

Mayer Brown llp

Bridgecrest Auto Funding LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP